TRIAD INDUSTRIES, INC.
                     (Formerly RB Capital & Equities, Inc.)
                 Notes to the Consolidated Financial Statements
                             As of December 31, 2001


                       350 E Street, Chula Vista, CA 91910
                     Tel: (619) 422-1348 Fax: (619) 422-1465
                                ARMANDO C. IBARRA
                          CERTIFIED PUBLIC ACCOUNTANTS
                          ( A Professional Corporation)



Armando C. Ibarra,
C.P.A. Members of the
California Society of
Armando Ibarra, Jr.,
C.P.A.
Certified Public Accountants


To the Board of Directors
Triad Industries, Inc.
(Formerly RB Capital & Equities, Inc.)
350 West 9th Avenue., Suite A
Escondido, CA 92025


                                                    INDEPENDENT AUDITORS REPORT

     We have audited the accompanying consolidated balance sheets of Triad Industries, Inc. (Formerly RB Capital & Equities, Inc.) as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes to shareholder equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Triad Industries, Inc. (Formerly RB Capital & Equities, Inc.) and its subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



__________________________________
ARMANDO C. IBARRA, C.P.A. APC

March 25, 2002
San Diego, California




                            TRIAD INDUSTRIES, INC.
                    (Formerly RB Capital & Equities, Inc.)
                          Consolidated Balance Sheets
                       As of December 31, 2001 and 2000
                                    ASSETS
                                               2001             2000
CURRENT ASSETS
Cash                                          $   15,643   $   54,384
Accounts receivable                              444,461       49,681
Accounts receivable
medical clinic (see note 2g)                   1,633,083    1,586,182
Advance expenses                                   5,815            -
Marketable securities                            561,159       81,755
Impound account                                   10,824       12,610
Assets held for sale                             716,514    1,075,858
Deferred tax benefit                             574,553      569,657
Total Current Assets                           3,962,052    3,430,127
NET PROPERTY & EQUIPMENT                       1,077,363    3,356,160
OTHER ASSETS
Note receivable                                        -      254,554
Investment in securities available for sale      388,832      506,612
Net loan fees                                      7,324       91,527
Total Other Assets                               396,156      852,693
TOTAL ASSETS                                  $5,435,571   $7,638,981





                            TRIAD INDUSTRIES, INC.
                    (Formerly RB Capital & Equities, Inc.)
                          Consolidated Balance Sheets
                       As of December 31, 2001 and 2000
                     LIABILITIES AND STOCKHOLDERS' EQUITY
                                2001                    2000
CURRENT LIABILITIES
Accounts payable                $    73,726    $    84,675
Loans payable                       278,102        277,433
Line of credit                       30,078         30,160
Greentree lease                           -            224
Payroll taxes payable                 3,774              -
Taxes payable                         6,251          6,251
Security deposits                     8,269         47,259
Notes payable on assets
held for sale                       549,000        787,649
Trust deeds and mortgages
Short-term portion                  150,910        372,905
Total Current Liabilities         1,100,109      1,606,556
LONG-TERM LIABILITIES
Trust deeds and mortgages
Long-term portion                   845,159      2,663,745
Total Long-Term Liabilities         845,159      2,663,745
TOTAL LIABILITIES                 1,945,268      4,270,301
STOCKHOLDERS' EQUITY
Preferred stock ($1.00
par value, 10,000,000 shares
authorized 850,000 shares
issued and outstanding for
for 2001 and 2000,
respectively)                       850,000        850,000
Common stock ($0.001 par
value, 50,000,000 shares
authorized 10,138,165
and 8,658,303 shares issued
and outstanding for 2001
and 2000, respectively)              10,138          8,658
Additional paid-in capital        3,792,758      3,644,874
Stock subscription receivable       (62,500)       (62,500)
Comprehensive loss                 (111,113)       (27,122)
Retained earnings                  (988,981)    (1,045,230)
Total Stockholders' Equity        3,490,302      3,368,680
TOTAL LIABILITIES
& STOCKHOLDERS' EQUITY          $ 5,435,571    $ 7,638,981



                            TRIAD INDUSTRIES, INC.
                    (Formerly RB Capital & Equities, Inc.)
                    Consolidated Statements of Operations
            For the Twelve Months Ended December 31, 2001 and 2000
                                         2001                2000
REVENUES
Consulting income                   $    566,211    $    423,405
Medical fee income                     1,077,209         650,717
Rental income                            306,888         709,552
Costs of revenues                       (121,752)       (244,101)
GROSS PROFIT                           1,828,556       1,539,573
OPERATING COSTS
Bad debt expense                         545,638         331,096
Depreciation & amortization               71,633         163,241
Administrative expenses                1,575,543       1,123,393
Total Operating Costs                  2,192,814       1,617,730
NET OPERATING (LOSS)                    (364,258)        (78,157)
OTHER INCOME & (EXPENSES)
Interest income                            6,897           1,249
Other income                              19,812               -
Net realized gain on
sale of marketable securities             27,703         101,209
Net gain / (loss) on
disposable assets                        570,964          18,108
Late charges                                   -             708
Utility Charges                                -           1,407
Fee income                                     -             201
Interest expense                        (192,786)       (598,800)
Total Other Income & Expenses            432,590        (475,918)
NET (LOSS) BEFORE TAXES                   68,332        (554,075)
PROVISION FOR INCOME
TAXES (BENEFIT)                          (12,083)        188,386
NET (LOSS)                          $     56,249    $   (365,689)
BASIC EARNINGS (LOSS) PER SHARE     $       0.01    $      (0.05)
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING              9,981,121       7,378,445
DILUTED EARNINGS (LOSS) PER SHARE   $       0.00    $      (0.04)
WEIGHTED AVERAGE OF DILUTED
COMMON SHARES OUTSTANDING             11,681,121       9,078,445


                       TRIAD INDUSTRIES, INC.
               (Formerly RB Capital & Equities, Inc.)
        Consolidated Statement of Comprehensive Income (Loss)
            For the Twelve Months Ended December 31, 2001
                                                For Year         For Year
                                                  Ended              Ended
                                                December 31,     December 31,
                                                  2001            2000
Net Income (Loss) - Net of Tax                    $  56,249    $(365,689)
Other Comprehensive (Loss) :
Unrealized gain (loss) on securities               (100,970)     (41,093)
Total Other Comprehensive (Loss)                   (100,970)     (41,093)
Comprehensive Income (Loss) Before Income Taxes   $(100,970)   $ (41,093)
Income Taxes (Provision) / Benefit
Related to Items of Comprehensive Income             16,979       13,971
Comprehensive Income (Loss)                       $ (83,991)   $ (27,122)


       TRIAD INDUSTRIES, INC.
         (Formerly RB Capital & Equities, Inc.)
           Consolidated Statement of Stockholders' Equity
            From December 31, 1997 to December 31, 2001

                                     Preferred Preferred   Common
                                      Shares     Stock     Shares
 Balance, December 31, 1997                              $ 2,339,529

Common stock issued June 17,1998
for securities valued @ $1.07 per share                       13,200

Common stock issued June 17, 1998 for
securities valued @ $.90066 per share                         60,000

Common stock issued June 17, 1998
for securities valued @ $.084 per share                       15,000

Common stock issued June 17, 1998
for note payable @ $.334 per share                            30,480

Common stock issued June 17, 1998
for securities valued @ $.334 per share                      135,000

Common stock issued June 17, 1998
for services (officers) valued @ $.334
per share                                                    300,000

Common stock issued November 4,
1998 for subscription receivable
 @ $.166 per share                                           375,000

Common stock issued December 31, 1998
for note payable @ $.3234 per share                           18,750

Common stock issued December 31, 1998
for management fees @ $.334 per share                         60,759

Common stock issued December 31, 1998
for note payable @ $.334 per share                            60,486

Common stock issued December 31,1998
for securities valued @ $.206 per share                      225,000

Contributed capital

Net loss for the year ended
December 31,1998

Balance, December 31, 1998                                 3,633,204








                                              Common     Additional   Stock
                                               Shares     Paid in  Subscription
                                                          Capital   receivable

Balance, December 31, 1997                $    2,340   $  633,096

Common stock issued June 17,1998
for securities valued @ $1.07 per share           13       14,096

Common stock issued June 17, 1998 for
securities valued @ $.90066 per share             60       53,940

Common stock issued June 17, 1998
for securities valued @ $.084 per share           15        1,235

Common stock issued June 17, 1998
for note payable @ $.334 per share                30       10,131

Common stock issued June 17, 1998
for securities valued @ $.334 per share          135       44,865

Common stock issued June 17, 1998
for services (officers) valued @ $.334
per share                                        300       99,700

Common stock issued November 4,
1998 for subscription receivable
@ $.166 per share                                375       62,3125     (62,500)

Common stock issued December 31, 1998
for note payable @ $.3234 per share               19        6,031

Common stock issued December 31, 1998
for management fees @ $.334 per share             61       20,192

Common stock issued December 31, 1998
for note payable @ $.334 per share                60       20,142

Common stock issued December 31,1998
for securities valued @ $.206 per share          225       46,102

Contributed capital                                         4,139

Net loss for the year ended
December 31,1998

Balance, December 31, 1998                     3,633    1,015,677      (62,500)






                                          Retained     Comprehensive   Total
                                           Earnings   Income (loss)



Balance, December 31, 1997                $  95,266                    $ 732,262

Common stock issued June 17,1998
for securities valued @ $1.07 per share                                   14,118

Common stock issued June 17, 1998 for
securities valued @ $.90066 per share                                     54,040

Common stock issued June 17, 1998
for securities valued @ $.084 per share                                   1,260

Common stock issued June 17, 1998
for note payable @ $.334 per share                                        10,180

Common stock issued June 17, 1998
for securities valued @ $.334 per share                                   45,090

Common stock issued June 17, 1998
for services (officers) valued @ $.334
per share                                                                100,200

Common stock issued November 4,
1998 for subscription receivable
@ $.166 per share                                                         250

Common stock issued December 31, 1998
for note payable @ $.3234 per share                                      6,063

Common stock issued December 31, 1998
for management fees @ $.334 per share                                     20,294

Common stock issued December 31, 1998
for note payable @ $.334 per share                                        20,202

Common stock issued December 31,1998
for securities valued @ $.206 per share                                   46,400

Contributed capital                                                        1,717

Net loss for the year ended
December 31,1998                            (62,126)                    (62,126)

Balance, December 31, 1998                   33,140            -      989,950







                                   Preferred    Preferred    Common
                                    Shares       Stock       Shares


Balance, December 31, 1998                                 3,633,204

 Recapitalization (Note 1)                                   526,672

 Common stock issued March 15, 1999
 for services valued @ $0.63 per share                       313,942

 Common stock issued on March 15,
 1999 for the purchase of Gam
 Properties, Inc. @ $0.63 per share                        1,120,000

 Preferred stock issued on March 15,
 1999 for the purchase of Miramar Road
 Associates, LLC @ $1.00 per share     700,000   700,000

 Preferred stock issued September 1999
 in exchange for 1.5 million shares of
 Pro Glass Technologies, Inc. common
 stock valued @ $1.00 per share        150,000   150,000

 Stock subscription receivable

 Common  stock issued December
 1999 for cash @ $0.22 per share                             320,000

 Common stock issued December 1999
 for management fees @ $0.06 per share                       489,600

 Net loss for the year ended
 December 31, 1999

 Balance, December  31, 1999           850,000   850,000   6,403,418

 Stock issued on January 5, 2000
 to Directors @ $0.06 a share                                 72,000

Stock issued on March 1, 2000 for
services rendered @ $0.15 a share                            123,000

 Stock issued on June 15, 2000
 to Directors @ $0.50 a share                                 72,000

 Stock issued on June 30, 2000 for
 the Purchase of Northwest, LLC.
 @ $0.96 a share                                           1,463,302

 Stock issued on June 30, 2000  to Donner
 Investment Corp. @ $0.96 a share                             36,583

 Stock issued on October 1, 2000 to
 Novak Capital @ $0.20 a share                               200,000

 Stock issued on December 12, 2000
 to Directors @ $0.24 a share                                288,000

Comprehensive loss December 31, 2000

 Net loss for the year ended
 December 31, 2000

 Balance, December  31, 2000           850,000   850,000   8,658,303








                                        Common         Additional   Stock
                                        Stock         Paid in     Subscription
                                                       Capital    receivable

Balance, December 31, 1998                     3,633   1,015,677     (62,500)

Recapitalization (Note 1)                        527      33,396     (20,000)

Common stock issued March 15, 1999
for services valued @ $0.63 per share            314     196,527

Common stock issued on March 15,
1999 for the purchase of Gam
Properties, Inc. @ $0.63 per share             1,120     698,880

Preferred stock issued on March 15,
1999 for the purchase of Miramar Road
Associates, LLC @ $1.00 per share

Preferred stock issued September 1999
in exchange for 1.5 million shares of

Pro Glass Technologies, Inc. common
stock valued @ $1.00 per share

Stock subscription receivable                                           20,000

Common stock issued December
1999 for cash @ $0.22 per share                  320      71,625

Common stock issued December 1999
for management fees @ $0.06 per share            489      28,886

Net loss for the year ended
December 31, 1999

Balance, December 31, 1999                     6,403   2,044,991     (62,500)

Stock issued on January 5, 2000
to Directors @ $0.06 a share                      72       4,248

Stock issued on March 1, 2000 for
services rendered @ $0.15 a share                123      17,877

Stock issued on June 15, 2000
to Directors @ $0.50 a share                      72      35,928

Stock issued on June 30, 2000 for
the Purchase of Northwest, LLC.
@ $0.96 a share                                1,463   1,399,555

Stock issued on June 30, 2000 to Donner
Investment Corp. @ $0.96 a share                  37      35,083

Stock issued on October 1, 2000 to
Novak Capital @ $0.20 a share                    200      39,800

Stock issued on December 12, 2000
to Directors @ $0.24 a share                     288      67,392

Comprehensive loss December 31, 2000

Net loss for the year ended
December 31, 2000

Balance, December 31, 2000                     8,658   3,644,874     (62,500)














                                                Retained    Comprehensive  Total
                                                Earnings     Income
                                                              (Loss)


Balance, December 31, 1998                     33,140                    989,950

Recapitalization (Note 1)                                                13,923

Common stock issued March 15, 1999
for services valued @ $0.63 per share                                    196,841

Common stock issued on March 15,
1999 for the purchase of Gam
Properties, Inc. @ $0.63 per share                                       700,000

Preferred stock issued on March 15,
1999 for the purchase of Miramar Road
Associates, LLC @ $1.00 per share                                       700,000

Preferred stock issued September 1999
in exchange for 1.5 million shares of

Pro Glass Technologies, Inc. common
stock valued @ $1.00 per share                                           150,000

Stock subscription receivable                                             20,000

Common stock issued December
1999 for cash @ $0.22 per share                                           71,945

Common stock issued December 1999
for management fees @ $0.06 per share                                     29,375

Net loss for the year ended
December 31, 1999                            (712,680)                (712,680)

Balance, December 31, 1999                   (679,540)            -    2,159,354

Stock issued on January 5, 2000
to Directors @ $0.06 a share                                              4,320

Stock issued on March 1, 2000 for
services rendered @ $0.15 a share                                         18,000

Stock issued on June 15, 2000
to Directors @ $0.50 a share                                              36,000

Stock issued on June 30, 2000 for
the Purchase of Northwest, LLC.
@ $0.96 a share                                                        1,401,018

Stock issued on June 30, 2000 to Donner
Investment Corp. @ $0.96 a share                                          35,120

Stock issued on October 1, 2000 to
Novak Capital @ $0.20 a share                                            40,000

Stock issued on December 12, 2000
to Directors @ $0.24 a share                                             67,680

Comprehensive loss December 31, 2000                      (27,122)      (27,122)

Net loss for the year ended
December 31, 2000                            (365,689)                (365,689)

Balance, December 31, 2000                  (1,045,230     (27,122)    3,368,680




                                Preferred  Preferred      Common
                                Shares      Stock          Shares



 Stock issued on January 15, 2001
 for consulting fees @ $0.17 a share                          50,000

 Stock issued on January 18, 2001 for
 management fees @ $0.21 a share                             144,762

 Stock issued on February 21, 2001
 for consulting fees @ $0.15 a share                          25,100

 Stock issued on March 1, 2001  to
 management fees @ $0.17 a share                             700,000

 Stock issued on June 6, 2001
 for the purchase of Corporate Capital
 Formation, Inc. @ $0.11 per share                           900,000

 Stock issued on June 22, 2001
 to Directors @ $0.03 a share                                360,000

October 1, 2001 cancellation of
stock subscription                                          (700,000)

Comprehensive loss December 31, 2001

Net lncome for the year ended
 December 31, 2001

 Balance,  December 31, 2001           850,000 $ 850,000  10,138,165















                                              Common       Additional   Stock
                                               Stock      Paid in   Subscription
                                                           Captial   Receivable


Stock issued on January 15, 2001
for consulting fees @ $0.17 a share              50          8,450         8,500

Stock issued on January 18, 2001 for
management fees @ $0.21 a share                 145         30,179        30,324

Stock issued on February 21, 2001
for consulting fees @ $0.15 a share              25          3,715         3,740

Stock issued on March 1, 2001 to
management fees @ $0.17 a share                 700        118,300     (119,000)

Stock issued on June 6, 2001
for the purchase of Corporate Capital
Formation, Inc. @ $0.11 per share               900         95,100        96,000

Stock issued on June 22, 2001
to Directors @ $0.03 a share                    360         10,440        10,800

October 1, 2001 cancellation of
stock subscription                             (700)      (118,300)      119,000

Comprehensive loss December 31, 2001

Net lncome for the year ended
December 31, 2001

Balance, December 31, 2001              $    10,138    $ 3,792,758    $ (62,500)











                                        Retained    Comprehensive
                                        Earnings     Income (loss)   Total




Stock issued on January 15, 2001
for consulting fees @ $0.17 a share                                   8,500

Stock issued on January 18, 2001 for
management fees @ $0.21 a share                                     30,324

Stock issued on February 21, 2001
for consulting fees @ $0.15 a share                                    3,740

Stock issued on March 1, 2001 to
management fees @ $0.17 a share

Stock issued on June 6, 2001
for the purchase of Corporate Capital
Formation, Inc. @ $0.11 per share                                   96,000

Stock issued on June 22, 2001
to Directors @ $0.03 a share                                        10,800

October 1, 2001 cancellation of
stock subscription                                                      -

Comprehensive loss December 31, 2001                    (83,991)     (83,991)

Net lncome for the year ended
December 31, 2001                           56,249                56,249

Balance, December 31, 2001              $(988,981)   $ (111,113)$ 3,490,302








                            TRIAD INDUSTRIES, INC.
                    (Formerly RB Capital & Equities, Inc.)
                    Consolidated Statements of Cash Flows
                For the Years Ended December 31, 2001 and 2000
                                               2001          2000
      CASH FLOWS FROM OPERATING ACTIVITIES
Income (loss) from
operations                             $    56,249    $  (365,689)
Depreciation & amortization
expense                                     71,633        163,241
(Increase) in accounts
receivable                                (441,681)      (290,096)
Increase / (decrease)
in accounts payable                        (10,949)        63,712
Increase / (decrease)
in security deposits                       (38,990)         7,394
(Decrease) / increase
in taxes payable                             3,774        (10,604)
(Increase) / decrease
in impound account                           1,786         (8,548)
Decrease in other assets                    74,147          6,000
Unrealized loss on valuation
of marketable securities
Unrealized (gain) on valuation
of marketable securities                         -        (60,000)
(Increase) in advances                      (5,815)             -
Bad debt expense                           545,638        331,096
Sale of marketable securities               27,703        101,209
Purchase of marketable
securities                                       -         (3,700)
Decrease / (increase) in
income tax benefit                          12,083       (188,386)
Common stock issued for
services                                   149,364        201,120
Net Cash Provided by
Operating Activities                       444,942        (53,251)
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in securities
available for sale                         117,780              -
Net sale / (purchase)
of fixed assets                          1,677,404       (109,131)
Net Cash Provided / (Used)
by Investing Activities                  1,795,184       (109,131)
CASH FLOWS FROM FINANCING ACTIVITIES
Change in line of credit                       (82)         5,039
Change in loan payable                         669        (19,638)
Change in lease payable                       (224)         1,411
Change in notes
and mortgages payable                   (2,279,230)       186,718
Net Cash (Used) / Provided
by Financing Activities                 (2,278,867)       173,530
Net Increase / (decrease)
in Cash                                    (38,741)        11,148
Cash at Beginning of Year                   54,384         43,236
Cash at End of Year                    $    15,643    $    54,384







NOTE 1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

     Triad Industries, Inc. (the Company) was incorporated under the laws of the State of Utah on November 25, 1985. The Company was originally known as Investment Marketing, Inc. Investment Marketing, Inc. was originally incorporated for the purpose of buying, selling, and dealing in real property. At a special meeting of the shareholders held June 6, 1990 the Company name was changed to Combined Communication, Corp. On June 7, 1990 the Company completed the merger and became a Nevada Corporation. On October 17, 1997, the Company met to amend the Articles of Incorporation and change the name of the Company to RB Capital & Equities, Inc. On March 15, 1999, at a special meeting of the shareholders, Healthcare Resource Management (HRM) reversed its common stock on a one for ten (1:10) from 5,256,716 to 526,672 shares outstanding. Also, at the meeting of shareholders, HRM ratified a plan of reorganization whereby HRM would acquire 100% of the outstanding shares of common stock of RB Capital and its subsidiaries (Gam Properties and Miramar Road Associates) for 5,068,150 shares of HRM post split common stock and 700,000 shares of $1.00 preferred stock. The only significant shareholder was American Health Systems, Inc. who owned 373,333 of common shares before the merger and 1,120,000 of common stock after the merger. The 700,000 shares of preferred stock were issued to American Health Systems, Inc. for the note payable and the 99% interest RB Capital had acquired in Miramar Road Associates. 1,120,000 shares of common stock of the 5,068,150 shares issued to RB Capital & Equities, Inc. went to American Health Systems, Inc. in exchange for the 373,333 originally received from RB Capital & Equities, Inc. as consideration for 100% of Gam Properties. This 1,120,000 represents a 3 for 1 forward split of the 373,333 shares of RB Capital & Equities common stock. The acquisition was accounted for as a recapitalization of RB Capital because the shareholders of RB Capital & Equities, Inc. controlled HRM after the acquisition. Therefore, RB Capital & Equities, Inc. was treated as the acquiring entity for accounting purposes and HRM was the surviving entity for legal purposes. On March 15, 1999 the shareholders also approved an amendment to the Articles of Incorporation changing the corporate name to Triad Industries, Inc. On June 6, 2001 the Company issued 900,000 shares where by Triad Industries would acquire 100% of Corporate Capital Formation, Inc. In October 2001 Gam Properties and Triad Industries combined operations. Gam Properties Corporation is to be dissolved. On June 30, 2000, Triad Industries, Inc. acquired certain assets subject to certain liabilities of Northwest Medical Clinic, Inc., acquired certain assets of Amerimed of Georgia, Inc. (a Georgia Corporation) and acquired certain assets of Florimed of Tampa, Inc. (a Florida Corporation). These certain assets subject to the certain liabilities were combined and put into a newly formed and capitalize corporation operating under the name Northwest Medical Clinic, Inc. The acquisition was recorded as a purchase in accordance with Accounting Principles Board Opinions No. 16 (APB No. 16). Northwest Medical Clinic, Inc. operates in the personal injury area and also performs sleep apnea procedures. In June 2001, Triad Industries, Inc. acquired the assets subject to the liabilities of Corporate Capital Formation, Inc.


NOTE 1.  ORGANIZATION AND DESCRIPTION OF BUSINESS (CONTINUED)

     The acquisition was recorded as a purchase in accordance with Accounting Principles Board Opinions No. 16 (APB No. 16). Corporate Capital Formation, Inc. operates in the corporate business consulting as well as business formation. The Company has authorized 50,000,000 shares of $0.001 par value common stock.

The Company operates through its six subsidiaries:

1. RB Capital and Equities, Inc. is a financial services corporation that operates a merger and acquisition consulting business. The company does corporate filing and capital reorganization business for small emerging private and public corporations.
2. Miramar Road Associates, LLC. is presently inactive in the property management business.

3. HRM, Inc. is presently inactive in the healthcare industry

     4. Triad Realty is not yet operating as a consolidating real estate company.

     5. Northwest Medical Clinic, Inc. is in the medical field specializing in personal injury and somnoplasty.

     6. Corporate Capital Formation, Inc. is a financial services corporation that operates a merger and acquisition consulting business.


NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.   Accounting Method

     The Companys financial statements are prepared using the accrual method of accounting. The company has elected a December 31, year end.

b.       Basis of Consolidation

     The consolidated financial statements of Triad Industries, Inc. include those accounts of RB Capital & Equity Inc., Healthcare Resource Management Inc., Miramar Road Associates, LLC. Northwest Medical Clinic, Inc., and Corporate Capital Formation, Inc. Triad Industries owns title to all of the assets and liabilities of the consolidated financial statement. All significant intercompany transactions have been eliminated.

c.   Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.







NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

d.   Estimates and Adjustments

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In accordance with FASB 16 all adjustments are normal and recurring. See note 2i regarding the Companies revenue recognition policy.

     e. Basis of Presentation and Considerations Related to Continued Existence (going concern)

     The Companys financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Companys management intends to raise additional operating funds through operations, and debt or equity offerings. Management has yet to decide what type of offering the Company will use or how much capital the Company will raise. There is no guarantee that the Company will be able to raise any capital through any type of offerings.

     There is not substantial doubt about the Companies ability to continue as a going concern.

f.   Intangibles

     Intangible assets consist of loan fees. The loan fees are being amortized on a straight-line basis over the length of the loan.

g.  Accounts Receivable

     Due to the nature of business that Northwest Medical Clinic Inc. conducts, a reserve for bad debts must be recorded to properly value the account receivable as of December 31, 2001.

Accounts receivable     $ 3,184,081
Reserve for bad debts    (1,550,998)

                        $ 1,633,083

     The 1,633,083 is a receivable of Northwest Medical Clinic (a subsidiary) for services rendered.





NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

h.  Concentration of Credit Risk

     The Company maintains credit with various financial institutions. Management performs periodic evaluations of the relative credit standing of the financial institutions. The Company has not sustained any material credit losses for the instruments. The carrying values reflected in the balance sheets at December 31, 2001 reasonable approximate the fair values of cash, accounts payable, and credit obligations. In making such assessment, the Company, has utilized discounted cash flow analysis, estimated, and quoted market prices as appropriate in accordance with paragraph 9 of SFAS 107. Note 3 reflects the fair value of notes, trusts, and mortgages payable in accordance with paragraph 11, 12, and 13 of SFAS 107.

i.  Investments in Securities

     Marketable securities at December 31, 2001 are classified and disclosed as trading securities under the requirements of SFAS No. 115. Under such statement, the Companys securities are required to be reflected at fair market value. Changes in the fair value of investments are reflected in the statement of operations under other income and expenses.

j.  Revenue Recognition and Deferred Revenue

     Revenue includes the following: RB Capital & Equities, Inc. revenue consists of consulting income. Northwest Medical Clinic, Inc. revenue consists of medical services. Northwest revenue is recognized at the time a patient has had services performed on their behalf. Corporate Capital Formation Inc. revenue consists of consulting income. Corporate Capital recognizes revenue when services on contracts are provided. Triad Industries, Inc. revenue consist of consulting income and it consists of residential rental income. Triad Industries recognizes revenue when services on contracts are provided and recognizes rental income at each beginning of each on a receivable basis. RB Capital & Equities, Inc. has various consulting contracts outstanding in which the Company performs a set of various financial services. RB Capital recognizes revenue when services on contracts are provided.

k.   Principles of Consolidation

The consolidated financial statements include the accounts of Triad Industries, Inc., the parent Company, Healthcare Management Resources, a Nevada corporation, RB Capital & Equities Inc, a Nevada corporation, Miramar Road Associates Inc., a California LLC. Northwest Medical Clinic, Inc., a
     Georgia corporation and Corporate Capital Formation Inc., a Nevada corporation. All subsidiaries are wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

l.  Line of Credit

     The Company has a $50,000 line of credit. The line of credit is an adjustable rate loan. The loan is an open revolving line of credit, and annual interest terms of prime plus 3.65%. There are no restrictions on the use of this line of credit. There is an outstanding balance of $30,078 as of December 31, 2001.

m.  Income Taxes
     The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. See note 6 regarding income tax benefit.


NOTE 3. ASSETS HELD FOR SALE

All of the Companys properties held for sale are on a thirty-year mortgage.

      Location     Description   Interest Rate      Cost

2016-18 Balboa*        4 Units        7.817$        420,000
2015-17 Hornblend*
2135-39 Grand Ave.    Tri-plex        7.667         355,350
NRV                                                (58,836)

Total                                            $ 716,514
     * This location is a four-unit building. The building is constructed with 2 units being back to back and on separate streets. A net realizable valuation allowance was placed on the properties held for sale in the amount of $ 58,836, in accordance with SFAS 121. May 2001 the Company sold the 51,000 square foot commercial building located at 6920-6910 A & B and 6914 Miramar Road, San Diego, California for $ 3,950,000. The Company also sold the Bancroft property on April 1, 2001 for $ 400,000. By classifying these properties as held for sale the Company is bypassing an approximated annual depreciation expense of $26,047.




NOTE 4. TRUST DEEDS & MORTGAGES

            Interest Rate       Debt       Maturity Date
      -------------------- ------------------- -------------------------
      ------------------------------------------------------------
350 W. 9th Avenue     7.820 %   $744,055   12/08/26
2016-18 Balboa* and
2015-17 Hornblend*    7.796 %    317,133   02/20/20
2135-39 Grand Ave.    7.898 %    231,867   11/20/20
4592 Bancroft         7.796 %    252,014   02/20/20
                                  -------------------
                                  -------------------

                                           $1,545,069
                                  ===================

     The office building and apartment complex collateralize the above loans. The loan agreements provide for monthly payments of interest and principle. In June 2001 the Company purchased a 12,500 square foot commercial building located at 350 W. 9th Avenue in Escondido, California. The total debt of $1,545,069 was recorded as follows: current portion (less than one year) of $150,910 and long-term portion
(more than one year) of $1,394,159.


NOTE 5. PROPERTY & EQUIPMENT

     Property is stated at cost. Additions, renovations, and improvements are capitalized. Maintenance and repairs, which do not extend asset lives, are expensed as incurred. Depreciation is provided on a straight-line basis over the estimated useful lives ranging from 27.5 years for commercial rental properties, 5 years for tenant improvements, and 5 - 7 years on furniture and equipment.
                             December 31,            December 31,
                                2001                    2000
Land                             $   300,000    $   327,614
Buildings                          3,038,357
                                                    770,000
Equipment                             45,345         34,070
Computer                              20,438          4,764
Furniture                             13,312         12,223
Tenant Improvements                   35,685        161,669
                        -----------------------------------
                        -----------------------------------
$1, 184,780                      $ 3,578,697
Less Accumulated Depreciation       (107,417)      (222,537)
                        -----------------------------------
Net Property and Equipment       $ 1,077,363    $ 3,356,160
                        ===================================






NOTE 6. BASIC & DILUTED GAIN / (LOSS) PER COMMON SHARE

     Basic gain / (loss) per common share has been calculated based on the weighted average number of shares of common stock outstanding during the period. Diluted gain / (loss) per common share has been calculated based on the weighted average number of shares of common and preferred stock outstanding during the period. The variance between basic and diluted weighted average is the addition of preferred stock in the calculation of diluted weighted average per share.

                                    December 31,         December 31,
                                        2001                 2000
                              -------------------- -------------------
                               ----------------------------------------
Numerator income / (loss)         $         (27,742)  $  (392,811)
Denominator weighed average
number of shares outstanding              9,981,121     7,378,445
                               ----------------------------------------
                               ----------------------------------------
Basic gain / (loss) per share     $           (0.00)  $     (0.05)
                               ========================================

            ,                                     December 31,
                                               2001          2000
                               ----------------------------------------
                               ----------------------------------------
Numerator income / (loss)         $                   $  (392,811)
                                                          (27,742)
Denominator weighed average
number of shares outstanding             11,681,121     9,078,445
                               ----------------------------------------
                               ----------------------------------------
Diluted gain / (loss) per share   $      (0.00)       $     (0.04)

                               ========================================


NOTE 7. INCOME TAXES

     Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryfowards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. At December 31, 2001 the Company has significant operating and capital losses carryfoward. The tax benefits resulting for the purposes have been estimated as follows:

                                December 31, 2001
Beg. Retained Earnings               (1,072,352)
Net operating loss for Year Ended       (27,742)
                     --------------------------
Ending Retained Earnings             (1,100,094)
                     --------------------------
                     --------------------------
Income Tax Benefit                  $  (574,553)
                     ==========================

     Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforward are expected to be available to reduce taxable income. In accordance with SFAS 109 paragraph 24 the Company has deemed that a valuation allowance is not needed. Income tax benefit was increased by $4,896 for the year 2001. The increase in operating loss carryforward will expires twenty years from the date the loss was incurred.


NOTE 8.  MARKETABLE SECURITIES

     At December 31, 2001, the Company held trading securities of the following companies:

                        Trading     Trading  Number of Mkt. Price         FMV
                        Symbol      Market    Shares   At Year End   At Year End

First Genx.com                 fgnx    otc      1,050,500     0.42     441,210
Greenland                      glcp    otc          4,113     0.01          41
Mezzanine Capital              mezz    bermuda    107,000     0.35      37,450
Millennium Plastics            mpco    otc         30,000     0.13       3,900
One Stop Sales                 ossc    otc          5,000     2.40      12,000
Peacock Financial              pfck    otc        200,000     0.01       2,000
Phantom Film Corp.             phlm    otc          5,000     0.00          50
Processing Corp.               prix    otc         20,000     0.00           0
Pro Glass Technologies, Inc.   pgti    otc      1,118,962     0.04      44,758
Regan Corp.                    ragn    otc          5,000     0.00           0
Spectrum                       sruv    Pinksheets 850,000     0.02      17,000
Thunderstone                   tgie    otc          3,068     0.00           0
Total Entertainment            ttln    otc         55,000     0.05      2,750
                                                          --------------------
Total                                                             $   561,159
                                                          ====================

     The Company is in accordance with SFAS 130 when reporting trading securities. All gain and loss are reported in the statement of operations under other income and expenses. Trading securities are reported at market value as of December 31, 2001 in accordance with SFAS 130.







NOTE 9.  INVESTMENTS IN SECURITIES AVAILABLE FOR SALE

At December 31, 2001, the Company held investments in the following companies:

                                  Number of   Value Price        FMV
                                  Shares      At Period End   At Dec. 31, 2001

Advanced Interactive Inc.                  5,125      0.97    4,971
American Eagle Financial                  55,000      0.10    5,500
Atlantic & Pacific Guarantee           1,000,000      0.02   18,000
Beach Brew Beverage Company              625,000      0.02   17,500
Blue Gold                                125,000      0.01      125
Carrara                                  325,000      0.00      371
Heritage National Corporation            250,000      0.10   25,000
International Sports Marketing, Inc.     100,000      0.01    1,000
Love Calendar (Nevada)                   100,000      0.01    1,000
Love Calendar (Utah)                      25,000      1.00   25,000
Love Concepts                            100,000      0.01    1,000
Merchant Park Communications, Inc.       825,000      0.20  165,000
Nicholas Inv.                            364,583      0.00      365
Noble Onie                                25,000      0.10    2,500
Quantum Companies                      1,020,000      0.10  102,000
Resume Junction                           20,000      0.10    2,000
Spa International                        245,165      0.00        0
Sterling Electronic Commerce             300,000      0.05   15,000
The Shops Network                            500      0.10      500
Trans Pacific Group                      100,000      0.01    1,000
Thunder Mountain                         100,000      0.01    1.000
                                             ----------------------

  Total                                                $    388,832


     In 1995, the Company bought 250,000 shares of Heritage National Corporation at $ 0.10 a share. In 1999, the Company acquired 1.5 million shares of Pro Glass Technologies, Inc. at $ .10 a share for 150,000 shares of preferred stock. The Company additionally acquired 368,892 shares of Pro Glass Technologies, Inc. for services rendered at $.06 per share. Heritage National Corporation values remained the same due to the Companies not trading at year-end. Unrealized holding gains and loss will be in accordance with paragraph 13 of SFAS 115 when and if the Companies begin trading. In 1999, the Company returned 50,000 shares of $5.00 preferred stock of American Health Systems that was earned in 1998 because the business plan was not approved by the state of California. This was considered a disposition of stock. All gains and losses will be recorded in the statement of operations under other income and expenses. As of December 31, 2001 the Company had an 8.5% share of Pro Glass Technologies, Inc. Heritage National Corporation is a privately owned Company.




NOTE 10.  ACQUISITIONS

     Triad Industries acquired Gam Properties and Miramar Road Associates, LLC on February 26, 1999. Both acquisitions were recorded as a purchase in accordance with Accounting Principles Board Opinions No. 16 (APB No. 16). Gam Properties Inc. is in the residential rental business. Triad Industries issued 1,120,000 shares of common stock, the stocks trading value was $.63 per share in the acquisition of Gam Properties. Gam Properties was valued at $700,000.
Miramar Road Associates, LLC. is in the commercial rental business. Triad Industries issued 700,000 shares of $1.00 preferred stock in the acquisition of Miramar Road Associates. Therefore, the 99% interest in Miramar Road Associates, LLC. was valued at $700,000. In September 2000, the Company absorbed a contingent liability on behalf of the old owner of Miramar for the remaining 1%. All shares issued for the acquisition of Gam Properties and Miramar Road Associates were valued at whatever was given up or received whichever is more readily determinable. On March 15, 1999 Triad Industries acquired HRM for 526,672 shares of common stock in conjunction with a recapitalization of the Company. HRM is in the business of healthcare management. On June 30, 2000, Triad Industries, Inc. acquired certain assets subject to certain liabilities of Northwest Medical Clinic, Inc., acquired certain assets of Amerimed of Georgia, Inc. (a Georgia Corporation) and acquired certain assets of Florimed of Tampa, Inc. (a Florida Corporation). These certain assets subject to the certain liabilities were combined and put into a newly formed and capitalize corporation operating under the name Northwest Medical Clinic, Inc. The acquisition was recorded as a purchase in accordance with Accounting Principles Board Opinions No. 16 (APB No. 16). Northwest Medical Clinic, Inc. operates in the personal injury area and also performs sleep apnea procedures. For all intent and purposes Amerimed and Florimed are no longer performing any medical services. However, they still have active account receivables that they receive payment on. Triad Industries issued 1,463,302 shares of common stock in the acquisition of Northwest, LLC. The major asset acquired in the transaction was $ 1,512,850 (net of allowance for bad debt) in account receivable. The major liabilities were notes payable totaling $132,553. Triad Industries, Inc. acquired 100% of the outstanding common stock of Northwest Medical Clinic, Inc. and its two subsidiaries (Amerimed and Florimed). Northwest Medical Clinic, Inc. is an owned subsidiary of Triad Industries, Inc. As per agreement Triad Industries, Inc. issued 1,463,302 shares of common stock on June 30, 2000 at $.96 per share, which was the stocks trading value at that time, for the purchase of Northwest Medical Clinic, Inc. For this acquisition 36,583 shares of common stock was issued to Donner Investments Corp. as a finders fee. This issuance was not part of the cost of the acquisition. On May 27, 2001, Triad Industries, Inc. acquired the assets subject to the liabilities of Corporate Capital Formation, Inc. The acquisition was recorded as a purchase in accordance with Accounting Principles Board Opinions No. 16 (APB No. 16). Corporate Capital Formation, Inc. operates in the corporate business consulting as well as business formation. There were no significant assets or liabilities acquired from Corporate Capital Formation, Inc.


NOTE 10.  ACQUISITIONS (CONTINUED)

     Triad Industries, Inc. will acquired 100% of the equity interest of from Corporate Capital Formation, Inc. in return for voting common stock, and that from Corporate Capital Formation, Inc. will become a wholly owned subsidiary of Triad Industries, Inc. As per agreement Triad Industries, issued 900,000 shares of common stock on June 6, 2001 for the purchase of Corporate Capital Formation, Inc. The operating results of the acquired entities are included in the Companys consolidated financial statements from the date of acquisition.


NOTE 11.  STOCK TRANSACTIONS

     Transactions, other than employees stock issuance, are in accordance with paragraph 8 of SFAS 123. Thus issuances shall be accounted for based on the fair value of the consideration received. Transactions with employees stock issuance are in accordance with paragraphs (16-44) of SFAS 123. These issuances shall be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, or whichever measure is deemed more realizable. As of January 1, 1998 there were 2,339,529 shares of common stock outstanding. In June of 1998, the Company issued 13,200 shares of common stock valued at $1.07 per share for marketable securities. Since there is no market for the Companys common stock, the shares were valued at the trading price of the securities that were received. On June 17, 1998, the Company issued 60,000 shares of common stock valued at $.90066 per share for marketable securities. Since there is no market for the Companys common stock, the shares were valued at the trading price of the securities that were received. On June 17, 1998 the Company issued 30,480 shares of common stock for the conversion of debt valued at $.334 per share. On June 17, 1998, the Company issued 135,000 shares of common stock for marketable securities valued at $.334 per share. Since there is no market for the Companys common stock, the shares were valued at the trading price of the securities that were received. On June 17, 1998, the Company issued 300,000 shares of common stock for services to officers of the Company valued at $.334 per share. On November 4, 1998, the Company issued 375,000 shares of common stock for a subscription receivable valued at $.166 per share.



NOTE 11.  STOCK TRANSACTIONS (CONTINUED)

     On December 31, 1998 the Company issued 18,750 shares of common stock for debt conversion valued at $.3234 per share. On December 31, 1998, the Company issued 60,759 shares of common stock for management fees valued at $.334 per share. On December 31, 1998, the Company issued 60,486 shares of common stock for debt conversion valued at $.334 per share. On December 31, 1998, the Company issued 225,000 shares of common stock for marketable securities valued at $.206 per share. Since there is no market for the Companys common stock, the shares were valued at the trading price of the securities that were received. As of January 1, 1999 there were 3,633,204 shares of common stock outstanding. On March 15, 1999 the Company issued 314,946 shares of common stock for services issued valued at $.625 per share. At the shareholders meeting held March 15, 1999 the stockholders approved the acquisition of RB Capital and Equities, Inc. a Nevada corporation and its subsidiaries for 1,120,000 shares of common stock and 700,000 shares of preferred stock. In September the Company issued 150,000 shares of $1.00 par value preferred stock (transaction was valued at the most readily determinable price; which was the value of preferred stock) in exchange for 1.5 million shares of Pro Glass Technologies, Inc. common stock. The 1.5 million shares represented (at the time of acquisition) 8.5% of Pro Glass Technologies, Inc. outstanding common stock. In December 1999, the Company issued 489,600 shares of common stock to management and key employees for services rendered valued at $ 0.06 per share. In December 1999 the Company issued 320,000 shares of common stock for cash @ $ 0.22 per share. On December 31, 1999 there were 6,403,418 shares of common stock and 850,000 shares of preferred stock outstanding. On January 5, 2000 the Company issued 72,000 shares of common stock to Directors for services rendered valued at $ 0.06 per share. On March 1, 2000 the Company issued 123,000 shares of common stock to its President for services rendered valued at $0.15 per share.





NOTE 11.  STOCK TRANSACTIONS (CONTINUED)

     On June 15, 2000 the Company issued 72,000 shares of common stock to Directors for services rendered valued at $ 0.50 per share. On June 30, 2000 the Company issued 1,463,302 shares of common stock for the purchase of Northwest LLC. valued at $ 0.96 per share. On June 30, 2000 the Company issued 36,583 shares of common stock to Donner Investment Corp. valued at $ 0.96 per share. On October 1, 2000 the Company issued 200,000 shares of common stock to Novak Capital valued at $ 0.20 per share. On December 12, 2000 the Company issued 288,000 shares of common stock to Directors for services rendered valued at $
0.24 per share. On January 15, 2001 the Company issued 50,000 shares of common stock for consulting fees valued at $ 0.17 per share. On January 18, 2001 the Company issued 144,762 shares of common stock for management fees valued at $
0.21 per share. On February 21, 2001 the Company issued 25,100 shares of common stock to its president for services rendered valued at $ 0.15 per share. On March 1, 2001 the Company issued 700,000 shares of common stock under the employee stock option plan valued at $ 0.17 per share. On June 6, 2001 the Company issued 900,000 shares of common stock for the purchase of Corporate Capital Formation Inc. valued at $ 0.11 per share. On June 22, 2001 the Company issued 360,000 shares of common stock to Directors for services rendered valued at $ 0.03 per share. On October 1, 2001 the Company rescinded the March 1, 2001 issuance of 700,000 shares of common stock. As of December 31, 2001 the Company had 10,138,165 shares of common stock issued and outstanding.






NOTE 12.  STOCKHOLDERS EQUITY

     The stockholders equity section of the Company contains the following classes of capital stock as of December 31, 2001. (A) Preferred stock, nonvoting, $ 1.00 par value; 10,000,000 shares authorized; 850,000 shares issued and outstanding. (B) Common stock, $ 0.001 par value; 50,000,000 shares authorized; 10,138,165 and 8,658,303 shares issued and outstanding as of December 31, 2001 and December 31, 2000, respectively. The holders of preferred stock are entitled to receive dividends calculated using an Available Cash Flow formula as prescribed by the Certificate of Designation of Preferred Stock. There have not been any dividends declared as of December 31, 2001. The preferred stock is (1) non-voting; (2) convertible at the second anniversary from issuance on a two for on (2:1) basis to common stock; (3) has a preference over common stock to be paid $1.00 per share as a preferential liquidation.


NOTE 13.  ISSUANCE OF SHARES FOR SERVICES  STOCK OPTIONS

     The company has a nonqualified stock option plan, which provides for the granting of options to key employees, consultants, and nonemployees directors of the Company. The valuations of shares for services are based on the fair market value of services. The Company has elected to account for the stock option plan in accordance with paragraph 30 of SFAS 123 were the compensation to employees should be recognized over the period(s) in which the related employee services are rendered. In accordance with paragraph 19 of SFAS 123 the fair value of a stock option granted is estimated using an option-pricing model. As of December 31, 2001 the Company had no stock options issued or outstanding.


NOTE 14. SUBSEQUENT EVENT

     As of January 1, 2002 the Company has entered into agreement with Northwest Medical Clinic, Inc. to sell back the company in exchange for the original issuance of shares. On January 29, 2002 the Company sold the Hornblend/Balboa property for $391,000. And on March 29, 2002 the Company sold the Bancroft properties for $350,000.